EXHIBIT 99.1

Trilogy Metals Announces Private Placement Financing with Major Shareholders

VANCOUVER, BC, April 18, 2023 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy" or the "Company") is pleased to announce that the Company intends to enter into a non-brokered private placement lead by its two largest shareholders to issue approximately 5,854,545 million common shares at a price of US$0.55 per common share, raising gross proceeds of approximately US$3.22 million ("Private Placement").

Electrum Strategic Opportunities Fund L.P. ("Electrum") and a wholly owned subsidiary of South32 Limited (ASX, LSE, JSE: S32; ADR: SOUHY) ("South32") have indicated their intention to subscribe for US$1.2 million each under the Private Placement. In addition to Electrum and South32, Tony Giardini, the Company's President and Chief Executive Officer and others have also indicated their intention to subscribe in the Private Placement. Electrum, South32 and Mr. Giardini are affiliates or insiders of Trilogy.

Electrum currently holds 20.4% of the Company's issued and outstanding common shares and will hold 21.0% after the Private Placement. South32 currently holds 11.0% of the Company's issued and outstanding common shares and will hold 12.0% after the Private Placement. The Company intends to issue approximately 5,854,545 common shares or 3.9% of the current issued and outstanding common shares.

Proceeds from the Private Placement will be used for general corporate purposes.

The Private Placement is subject to the receipt of regulatory approvals from the Toronto Stock Exchange and the NYSE American. The common shares issued pursuant to this Private Placement will be subject to a four month hold period in Canada and will be subject to U.S. resale restrictions under U.S. securities laws.

The securities to be sold in the private placement have not been registered under the U.S. Securities Act of 1933, as amended ("U.S. Securities Act"), or any state or other applicable jurisdiction's securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state or other jurisdictions' securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company that holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the Upper Kobuk Mineral Projects in Northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District, one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits that have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 190,929 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", "poised" and similar expressions, or statements that events, conditions, or results "will", "may", "could", "would" or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the ability to complete the Private Placement, receipt of regulatory approvals and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2022 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. Copy of Company's Form 10-K may be obtained at no charge by visiting our Investors website at www.trilogymetals.com, the SEC's website at www.sec.gov or at www.sedar.com. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/April2023/18/c2680.html

%CIK: 0001543418

For further information: Tony Giardini, President & Chief Executive Officer; Elaine Sanders, Vice President & Chief Financial Officer; 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 16:30e 18-APR-23